Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, President/CEO
Alvin D. Kang, CFO
(323) 634-1700
www.broadwayfed.com

BROADWAY FINANCIAL CORPORATION ELECTS

RICK McGILL TO BOARD OF DIRECTORS

LOS ANGELES, CA – (BUSINESS WIRE) – September 16, 2004 – Broadway Financial Corporation (“Company”) (NASDAQ Small-Cap: BYFC), the holding company of Broadway Federal Bank, f.s.b. (“Bank”), today announced the election of Rick McGill, President of Quaker City Bank, a division of Banco Popular, to the boards of the Company and Bank.

President and Chief Executive Officer, Paul C. Hudson stated, “Rick brings a wealth of banking experience and knowledge to our board”. Hudson went on to note, “Quaker City’s financial performance under Rick’s management reflects his understanding of profitable growth and creation of shareholder value.”

Mr. McGill is the former President and Chief Executive Officer of Quaker City Bancorp, Inc., which was the holding company for Quaker City Bank and has been in banking for over 33years. He currently serves on the Board of Directors of the Federal Home Loan Bank of San Francisco and is Chairman-Elect of the California Bankers Association.

Broadway Federal Bank is a community-oriented savings bank, which primarily originates residential mortgage loans in the Los Angeles geographic areas known as Mid-City and South Central. The Bank operates four full service branches, three in the city of Los Angeles, and one in the nearby city of Inglewood, California. Shareholders, analysts and others seeking information about the Company or the Bank are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.